Exhibit 10.5

January 15, 2019

Clay Sell

VIA Email

Dear Clay,

On behalf of the X Energy, LLC Board I am most pleased to offer you the position of Chief Executive Officer reporting to me.

The following terms and conditions apply:

1.	You will be paid a salary of $13,461 .54 bi-weekly, which is equivalent to $350,000 annually, plus standard company benefits.
2.	This is full-time, exempt position working in our Headquarters Office in Rockville, Maryland.
3.	Your start date will be January 21, 2019 or as mutually agreed upon between us.
4.	You will participate in a Results Based Incentive (RBI) plan equal to twenty percent (20%) of the current year earned salary based upon the company achieving mutually agreeable goals. The RBI will be paid within 90 days of the calendar year end 2019.
5.	You will participate in a to-be-formed Value Rewards Plan where you and other X Energy executives will be eligible to earn ownership interest in X Energy.
6.	You will accrue vacation at X Energy’s highest accrual level.
7.	This offer is contingent upon your execution of X Energy’s standard employment documents covering non-disclosure, non-solicitation and non-competition.
8.	This offer remains valid for five business days from the date of this letter.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter, along with the attached documents, to me.

We look forward to a mutually rewarding association. Should you have any questions, please feel free to contact me at 240-375-3397.

Sincerely,

/s/ Kam Ghaffarian

Kam Ghaffarian

Executive Chairman of the Board

I accept the offer from X Energy as it is stated above.

/s/ Jeffrey Clay Sell	1/20/2019
{First Name} {Last Nmae}	{Date}

Jeffrey Clay Sell

www.x-energy.com